UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 21, 2011
XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	0-27166 (Commission File No.)	41-1641815 (IRS Employer Identification Number)
965 Prairie Center Drive, Eden Prairie, Minnesota 55344
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (952) 707-5600
(Former name, former address and former fiscal year, if changed since last report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) On April 21, 2011 Scott Christian, age 56, became our new Chief Financial Officer. Mr. Christian’s annual base salary is $260,000.00 and he is eligible to participate in the Company’s annual incentive plan with a target payout of 50% of his annual base salary. Additionally, subject to approval by the Compensation Committee of the Company’s Board of Directors, he will be granted a non-incentive stock option with respect to 164,500 shares of our common stock and 60,750 restricted stock units. Both equity grants will vest ratably over three years. Further, Mr. Christian is party to a severance agreement with the Company that provides, among other items, that in the event his employment is terminated without cause, the Company will pay his annual salary for twelve months.
Prior to his appoint as our Chief Financial Officer, between December 2007 and April 2011 Mr. Christian served as president and chief executive officer and a number of other positions with Spanlink Communications, Inc., a Minneapolis-based Cisco partner focused on designing, implementing and supporting contact center and customer collaboration solutions. His prior experience includes serving in a number of positions, including president and chief executive officer, of Norstan, Inc., a Minnetonka, Minn., independent communications solutions and services company serving enterprise customers in North America, from 2001 to November 2007. He has also served as senior vice president of finance of Ceridian Corporation and as chief financial officer of Automatic Data Processing’s Electronic Services Division. He also serves on the board of Cyro-Cell International, a stem cell preservation company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2011	XATA CORPORATION
	By:	/s/ Wesley C. Fredenburg
Wesley C. Fredenburg
Secretary and General Counsel